Exhibit 99.1

Stewart Announces First Quarter Earnings

          HOUSTON, April 28 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported results for the first quarter of 2005. Revenues for the first quarter of 2005 were the highest first quarter revenues in the company’s history.  Revenues were $512.6 million, an increase of 10.3 percent compared to the same period of 2004.  Net earnings for the three months ended March 31, 2005 were $10.7 million, or $0.59 per diluted share, compared to net earnings of $11.1 million, or $0.61 per diluted share, for the first quarter of 2004.

          Book value per share increased 0.8 percent to $38.79 as of March 31, 2005 despite a decline of $4.7 million in the company’s bond portfolio, which resulted from an increase in interest rates.  The unrealized losses in the portfolio were included in other comprehensive earnings, a component of the company’s stockholders’ equity.

          Stewart’s incoming orders in the first quarter of 2005 were down 1.7 percent from the same quarter a year ago.  Orders in the month of March 2005 were down 8.4 percent from the same month of 2004. (These order figures are adjusted to the same number of working days.)

          Although higher-margin commercial transactions increased this year, profit margins decreased slightly in the first quarter compared to the same period of 2004.  Higher employee costs and continued investment in technology-driven products and new services were the primary reasons for the margin decline.

          Acquisitions in higher-cost markets also reduced margins in 2005.  The company believes its on-going investment in technology will drive future market share, productivity and profits.

          “An exciting development this quarter, announced earlier, was the nationwide rollout of PropertyInfo.com, a single point-of-access for real estate information and integrated tools critical to the real estate transaction processes,” said Stewart Morris, Jr., president and co-chief executive officer.  “This site brings together public records, aerial imagery, maps, and data access capabilities needed daily by real estate and title professionals.  Included are access to online title searches and analyses, mapping technology, tax records, document images, geographic information systems, imagery, flood zone determinations and UCC searches.  Data and services vary in depth by locality across the country,” Morris said.

          “Sometime in the second quarter of 2005 we expect to log the one millionth transaction on SureClose®, our 24/7 online system,” added Morris. “SureClose is the most widely used transaction management system in real estate.  This platform has three major benefits: managing documents in the title office, communicating with customers and archiving file information.  We expect continued productivity increases and efficiencies while providing magnificent service to our customers.”

          “A strong development in the first quarter of 2005 was the significant increase in commercial business and profitability generated by our National Title Services (NTS) operations,” said Malcolm S. Morris, chairman and co-chief executive officer.  “This growth is a function of our high-quality and high-performing team members at NTS.  In addition to providing commercial services at 18 NTS offices across the country, NTS also is active in providing nationwide relocation services for corporate and real estate customers.”

          Morris also noted that in the first quarter of 2005 the company acquired title agencies in Alaska, Colorado, Florida, Illinois, Ohio, Oregon and Tennessee.  “We focus on strategic growth locations with high potential,” added Morris.

          Stewart was again included in the FORTUNE 1000 list, ranking number 717 and remains on Standard & Poors’ SmallCap 600 Index and six Russell Indexes.

          Stewart Information Services Corporation (NYSE: STC) is a technology driven, strategically competitive, real estate information and transaction management company.  Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries through more than 7,800 policy-issuing offices and agencies in the United States and international markets.  Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax- deferred exchanges.  More information can be found at www.stewart.com .

          This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings. Stewart Information Services Corporation

	Three months ended March 31

	2005	2004

Revenues	$512,583,000	$464,892,000
Net earnings	$10,666,000	$11,140,000
Average shares - basic	18,123,000	18,070,000
Average shares - diluted	18,225,000	18,181,000
Earnings per share:
Basic	$0.59	$0.62
Diluted	$0.59	$0.61

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF EARNINGS
(Thousands of dollars, except per share)

	Three months ended March 31

	2005	2004

Revenues
Title insurance:
Direct operations	212,874	182,534
Agency operations	275,306	257,887
Real estate information services	17,627	17,615
Investment income	6,308	5,152
Investment gains - net	468	1,704

	512,583	464,892
Expenses
Amounts retained by agencies	225,208	210,052
Employee costs	155,617	134,350
Other operating expenses	80,997	73,981
Title losses and related claims	22,131	19,280
Depreciation and amortization	7,806	6,976
Interest	617	218
Minority interests	2,923	2,148

	495,299	447,005
Earnings before taxes	17,284	17,887
Income taxes	6,618	6,747

Net earnings	10,666	11,140

Average number of diluted shares (000)	18,225	18,181
Earnings per share - diluted	0.59	0.61

Segment information:
Title revenues	494,956	447,277
Title pretax earnings	15,555	16,653
REI revenues	17,627	17,615
REI pretax earnings	1,729	1,234
Selected financial information (000):
Cash flow from operations	14,287	25,825
Title loss payments - net of recoveries	16,535	12,940
Other comprehensive (losses) earnings - net of taxes	(5,127)	1,673
Number of title orders opened	212.0	222.5

	Mar 31 2005	Dec 31 2004

Stockholders’ equity	703,106	697,313
Number of shares outstanding (000)	18,127	18,121
Book value per share	38.79	38.48

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31 2005	December 31 2004

Assets
Cash and cash equivalents	96,856	121,383
Short-term investments	194,135	181,195
Investments - statutory reserve funds	402,659	401,814
Investments - other	69,569	68,793
Receivables	73,985	80,277
Property and equipment	83,754	83,391
Title plants	54,110	52,679
Goodwill	142,840	124,636
Intangible assets	18,901	16,988
Other assets	61,111	62,197

	1,197,920	1,193,353

Liabilities
Notes payable	63,844	49,930
Accounts payable and accrued liabilities	83,376	101,544
Estimated title losses	306,345	300,749
Deferred income taxes	26,425	29,335
Minority interests	14,824	14,482

	494,814	496,040
Contingent liabilities and commitments
Stockholders’ equity Common and Class B Common Stock and additional paid-in capital	144,389	144,135
Retained earnings	553,961	543,295
Accumulated other comprehensive earnings	8,661	13,788
Treasury stock	(3,905)	(3,905)

Total stockholders’ equity	703,106	697,313

	1,197,920	1,193,353

SOURCE  Stewart Information Services Corp.
       -0-                                           04/28/2005
       /CONTACT:  Ted C. Jones, Director - Investor Relations of Stewart
Information Services Corporation, +1-713-625-8014/
       /Web site:  http://www.stewart.com /